Exhibit 99.1

VALSPAR ACQUIRES TEKNOS NOVA COIL TNC OY

Acquisition Expands Valspar’s Presence in Eastern Europe

MINNEAPOLIS, Minn., September 4, 2007 – The Valspar Corporation (NYSE:VAL) announced today that it has acquired Teknos Nova Coil TNC Oy, a Helsinki, Finland-based manufacturer of high-performance coil coatings widely used in the construction industry, from Teknos Group Oy. Terms of the transaction were not disclosed.

“This acquisition builds on Valspar’s growing international presence by expanding our coil coatings solutions in Northern Europe and the fast growing markets of Eastern Europe,” said William L. Mansfield, chairman, CEO and president, Valspar. “TNC, with its reputation for quality and technology, is a natural fit with our existing business and provides an immediate platform for growth.”

TNC had 2006 sales of €31 million (approximately $42 million at current rates). Valspar expects the acquisition to be slightly accretive to earnings in 2008.

Investor Contact: Lori A. Walker, (612) 375-7350

Media Contact: Mike Dougherty, (612) 375-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

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